EXHIBIT 8.1




                                               _________ __, 1999

     Executive Risk Inc,
     82 Hopmeadow Street
     P. O. Box 2002
     Simsbury, CT 06070-7683


     Ladies and Gentleman:

      We have acted as your counsel in connection with the acquisition by The Chubb Corporation, a New Jersey corporation ("Chubb"), of Executive Risk, Inc., a Delaware corporation ("Executive Risk"), pursuant to a merger (the "Merger") of Excalibur Acquisition, Inc., a Delaware corporation ("Sub"), with and into Executive Risk as provided by the Agreement and Plan of Merger (the "Agreement"), dated as of February 6, 1999, by and among Chubb, Sub and Executive Risk.

      We have participated in the preparation of a registration statement under the Securities Act of 1933 on Form S-4 (the "Registration Statement"), including the Proxy Statement of Executive Risk dated __________, 1999 (the "Proxy Statement"). We have examined the Agreement, the Proxy Statement, the representation letters of Chubb and Executive Risk dated _________________, 1999 which have been delivered to us for purposes of this opinion (the "Officer's Certificates"), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed with your consent that (i) the Merger will be effectuated in accordance with the terms of the Agreement, (ii) the statements concerning the Merger set forth in the Proxy Statement are accurate and complete, (iii) the representations set forth in the Officer's Certificates were accurate and complete at the time they were made and will be accurate and complete at the Effective Time and (iv) any representations in the Officer's Certificates that are qualified by the phrases "to the best of my knowledge," "has no knowledge," or similar such phrases are, in each case, correct without such qualification.

      Based upon the foregoing, it is our opinion that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. You have not requested, and we do not express, an opinion concerning any other tax consequences of the Merger or any other transactions contemplated by the Agreement.

      This opinion expresses our views only as to federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely are subject to change either prospectively or retroactively, and any such change, or any variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusions stated herein.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commissioner thereunder.

                                        Very truly yours,